Exhibit 99.2

Certain Remarks of Brian J. Smrdel

Urologix, Inc. Teleconference

April 26, 2011

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On a trailing 90 day sales basis, our days sales outstanding at the end of the third quarter was 40 days, slightly lower than the 41 days reported at the end of the second quarter of fiscal year 2011 but above the 38 days reported at the end of fiscal year 2010.

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The increase in operating expense when compared to the third quarter of the prior fiscal year is primarily the result of the Company’s investment in additional R&D resources, which are up by 20% over the same period in the prior fiscal year.  This increase was partially offset by lower sales expense due to the reduced revenue levels.